EXHIBIT 21.1

Mammoth Energy Services, Inc.
List of Significant Subsidiaries

Name of Subsidiary
Anaconda Manufacturing LLC
Bison Drilling and Field Services LLC
Bison Trucking LLC
Black Mamba Energy LLC
Cobra Acquisitions LLC
Cobra Aviation Services LLC
Dire Wolf Energy Services LLC
Falcon Fiber Solutions LLC
Great White Sand Tiger Lodging Ltd.
Leopard Aviation LLC
Lion Power Services LLC
Mako Acquisitions LLC
Mammoth Energy Partners LLC
Mammoth Equipment Leasing LLC
Mr. Inspections LLC
Muskie Proppant LLC
Orca Energy Services LLC
Panther Drilling Systems LLC
Piranha Proppant LLC
Predator Aviation LLC
Silverback Energy LLC
South River Road LLC
Stingray Cementing and Acidizing LLC
Stingray Energy Services LLC
Stingray Pressure Pumping LLC
Sturgeon Acquisitions LLC
Taylor Frac LLC
Taylor Real Estate Investments LLC
Tiger Shark Logistics LLC